EXHIBIT 99.1

Aastrom Biosciences Reports Second-Quarter and First-Half 2013 Financial Results

Conference Call August 15, 2013 at 4:30 PM Eastern Time

ANN ARBOR, Mich., August 7, 2013 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today reported financial results for the quarter and six months ended June 30, 2013.

Aastrom reported a net loss attributable to common shareholders for the quarter and six months ended June 30, 2013 of $4.9 million, or $0.11 per share, and $11.7 million, or $0.26 per share, respectively, compared to $8.6 million, or $0.22 per share, and $18.3 million, or $0.47 per share, for the same periods a year ago.  The substantial decrease in net loss attributable to common shareholders from the prior year is primarily due to the non-cash change in the fair value of warrants and decreases in research and development and general and administrative expenses.

Research and development expenses for the quarter and six months ended June 30, 2013 were $3.7 million and $9.2 million, respectively, versus $7.1 million and $13.9 million for the same periods a year ago.  The decrease is due to a reduction in clinical trial expenses due to stopping enrollment in the Phase 3 REVIVE clinical trial, the execution of a corporate restructuring that substantially reduced headcount and operating expenses, and the reversal of non-cash stock compensation expenses due to the forfeiture of stock options.

General and administrative expenses for the quarter and six months ended June 30, 2013 were $1.6 million and $3.2 million, respectively, compared to $2.2 million and $4.0 million for the same periods a year ago.  The decrease is due to the reduction of operating expenses resulting from the corporate restructuring and the reversal of non-cash stock compensation expense related to the forfeiture of stock options.

Other income for the quarter and six months ended June 30, 2013 was $0.3 million and $2.0 million, respectively, compared to $2.0 million and $1.1 million for the same periods a year ago.  The change in value was primarily due to non-cash changes in the fair value of warrants, resulting from the change in the price of the company’s common stock during each period and a reduction in the number of warrants outstanding during 2012.

As of June 30, 2013, the company had $4.5 million in cash and cash equivalents, compared to $13.6 million in cash and cash equivalents at December 31, 2012.  For the quarter and six months ended June 30, 2013, cash used for operations was $4.7 million and $11.5 million, respectively.

Recent Business Highlights

During and since the second quarter of 2013, the company has:

•                  Initiated and continued enrollment and treatment of patients in the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy (DCM).

•                  Completed a successful meeting with Health Canada regarding submission of a clinical trial application (CTA) to initiate clinical trial activities for the Phase 2b ixCELL-DCM study in Canada.

•                  Launched a Steering Committee of internationally-renowned cardiovascular and cell therapy clinical investigators to support the ixCELL-DCM clinical study, including Dr. Amit Patel, University of Utah; Dr. Timothy Henry, Minneapolis Heart Institute Foundation; Dr. Gary Schaer, Rush University Medical Center; and Dr. Anthony DeMaria, UC San Diego.

•                  Filed an amended registration statement with the Securities and Exchange Commission to sell up to $15 million of stock (or $17.3 million if the underwriters’ over-allotment option is exercised in full) to support ongoing and future clinical programs and expand the company’s product portfolio.

•                  Amended the REVIVE-CLI study protocol to evaluate enrolled patients for safety and certain efficacy endpoints at 12 months.

•                  Continued to support clinical evaluation of ixmyelocel-T at the University of Michigan for patients with craniofacial defects undergoing reconstructive surgery.

•                  Received a Notice of Acceptance in Australia of the patent application covering the composition of matter and methods of use for ixmyelocel-T.

“Proceeds from the completion of our current follow-on stock offering will position us to advance our ongoing clinical and preclinical programs, which remains our primary focus moving forwards,” said Nick Colangelo, president and chief executive officer of Aastrom.  “We remain very encouraged by progress in both site activation and patient enrollment in the Phase 2b ixCELL-DCM clinical trial, which we expect to complete by the end of the first quarter next year, as well as by our continuing clinical activities in CLI and craniofacial reconstruction.  We believe that our current follow-on offering, together with the advancement of our clinical programs and other portfolio expansion initiatives, are positioned to create significant value for the company going forward.”

Conference Call Information

Aastrom’s management will host a conference call to discuss these results on Thursday, August 15, 2013 at 4:30 p.m. Eastern time.  Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and use conference ID 28894780.  The call will be available live in the Investors section of Aastrom’s website at http://investors.aastrom.com/investors.cfm.  A replay of the call will be available until August 19, 2013 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406 and using conference ID 28894780.  The webcast will also be available after the live event at http://investors.aastrom.com/events.cfm until August 7, 2014.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy.  For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Registration Statement on Form S-1/A, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	June 30,
	2012	2013
ASSETS
Cash and cash equivalents	$13,638	$4,494
Other current assets	352	236
Property and equipment, net	1,188	953
Total assets	$15,178	$5,683

LIABILITIES CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Warrant liabilities	$1,995	$31
Other current liabilities	3,664	3,811
Long-term debt	6	—
Series B-1 non-voting convertible preferred stock	3,923	5,186
Series B-2 voting convertible preferred stock	37,690	37,690
Shareholders’ deficit	(32,100)	(41,035)
Total liabilities, convertible preferred stock and shareholders’ deficit	$15,178	$5,683

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013

REVENUES	$—	$3	$2	$11

COSTS AND EXPENSES
Cost of product sales and rentals	—	1	2	3
Research and development	7,069	3,676	13,865	9,214
Selling, general and administrative	2,231	1,560	3,993	3,193
Total costs and expenses	9,300	5,237	17,860	12,410

LOSS FROM OPERATIONS	(9,300)	(5,234)	(17,858)	(12,399)

OTHER INCOME
Decrease in fair value of warrants	1,948	345	1,048	1.964
Other income, net	17	—	20	2
Total other income	1,965	345	1,068	1,966

NET LOSS	(7,335)	(4,889)	(16,790)	(10,433)

ACCRETION OF CONVERTIBLE PREFERRED STOCK	1,231	—	1,520	1,263

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(8,566)	$(4,889)	$(18,310)	$(11,696)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$(0.22)	$(0.11)	$(0.47)	$(0.26)

Weighted average number of common shares outstanding (Basic and Diluted)	38,882	45,664	38,812	45,266